Jefferies LLC Member SIPC Republic Midstream Settlement Analysis July 2016 / Confidential / Subject to NDA Exhibit 99.1

Republic Settlement Republic Midstream, LLC and Republic Midstream Marketing, LLC (collectively, “Republic”) shall receive an Allowed Class 6(a) Claim against Penn Virginia Oil & Gas, L.P. (“PVOG”) in the amount of $25,000,000 (the “Republic Claim”), which will be treated in accordance with the terms of the Debtors’ Chapter 11 Plan, including eligibility to participate in the Rights Offering based on 50% of such claim as a holder of an Allowed General Unsecured Claim that is an Accredited Investor Each of the Republic Agreements will be guaranteed by Penn Virginia Corporation The Construction and Field Gathering Agreement, Transportation Agreement, and Crude Oil Marketing Agreement (collectively the “Republic Agreements”) will be amended, including with respect to the following key terms: The minimum volume commitment (“MVC”) in each of the Republic Agreements will be substantially reduced Any monthly deficiency incurred will be billed on a monthly basis, but credited towards excess volumes over the following twelve months Surpluses from a prior period can be credited towards shortfalls in the MVC in the following twelve months The term of the MVC under the Construction and Field Gathering Agreement is extended from 10 years from the System Completion Date to 15 years from the System Completion Date Each of the Republic Agreements will reflect a revised fee structure, the impact of which is reflected on the next slide For volumes that are trucked from the Dedication Area, PVOG will be responsible for Republic’s actual trucking costs for the first 36 months and, thereafter, PVOG will pay Republic the gathering fees that would have been applied if the trucked volumes had been gathered by pipe The Dedication Area under the Construction and Field Gathering Agreement will remain the same Republic Midstream will have the minimum requirement to connect only those future wells located in the Core Units to the Gathering System Republic Midstream will also be required to continue trucking volumes produced from all existing wells located within the Dedication Area that are not currently connected to the Gathering System Outside of the Core Units, Republic will have the option to pipe or truck any volumes within the Dedication Area The term of the Crude Oil Marketing Agreement will be extended There is Upside Consideration contingent upon WTI increasing above certain thresholds. Upside Consideration is tied to increases in oil prices. Key Terms 1

Legacy Agreement Case – 07/14/16 NYMEX Amended Case – 07/14/16 NYMEX EBITDA Projection Comparison ($ MM) 2